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            TENNECO AUTOMOTIVE ANNOUNCES SENIOR EXECUTIVE'S DEPARTURE

LAKE FOREST, ILLINOIS, APRIL 15, 2003 - Tenneco Automotive (NYSE: TEN) today announced that David G. Gabriel, senior vice president and general manager of the company's North American Aftermarket business unit, is leaving the company for a new opportunity outside the automotive industry.

Gabriel has accepted the CEO position for a U.S. division of a global industrial supply company based in Europe. His resignation is effective May 2, 2003. The company expects to name a new general manager for its North American Aftermarket business within the next three weeks.

"Dave Gabriel successfully led our North American aftermarket business through a period of difficult change," said Mark P. Frissora, chairman and CEO of Tenneco Automotive. "As a member of the senior management team, he has played a significant role in helping shape the long-term direction for Tenneco Automotive. I know that all of my colleagues join me in thanking him for his many contributions and wish him continued success in his new role."

Tenneco Automotive is a $3.5 billion manufacturing company with headquarters in Lake Forest, Illinois. The company employs approximately 19,600 employees worldwide. Tenneco Automotive is one of the world's leading manufacturers and marketers of automotive ride and emission control products and systems. Tenneco Automotive's brands include Monroe(R), Walker(R), Gillet(R) and Fonos(R), trademarks of Tenneco Automotive.

Contacts:
Jane Ostrander
Media Relations
847 482-5607
jane.ostrander@tenneco-automotive.com

Leslie Hunziker
Investor Relations
847 482-5042
leslie.hunziker@tenneco-automotive.com